UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1: On December 15, 2011, Biglari Holdings Inc. issued the following press release:

THE TRUTH BEHIND CRACKER BARREL’S “IMPROVING” PERFORMANCE

SAN ANTONIO, TX — December 15, 2011 — Biglari Holdings Inc.’s (NYSE: BH) pursuit of one board seat of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) through a proxy contest has resulted in its Board uttering a number of unfounded arguments. The accusation that a change in one out of eleven Board seats would be disruptive is the furthest thing from the truth. Specifically, the Board claims that adding Sardar Biglari would disrupt recent trends in the Company. Board member and CEO Sandra Cochran wrote, “What worries me is that our early success could be jeopardized by what I believe is Sardar Biglari’s highly problematic attempt to get elected to our Board,” and “[W]e are convinced that he would not be a constructive addition to our Board. In fact, we fear the opposite – that he would be detrimental to our Board.”

The repetitious Board members have adopted a campaign based on negativity, but the facts do not support the assertions. For one, Biglari Holdings has not had a history of being “detrimental”; in fact, we have created significant shareholder wealth.1 But the Cracker Barrel Board in a desperate attempt to gain your vote combines a negative campaign with the dubious claim of “improved performance.”  Ms. Cochran writes, “I am pleased to report that during each month of the first fiscal quarter, we saw clear indications that our efforts are paying off with consecutive improvements in traffic….” The truth is that Cracker Barrel has a history of temporarily achieving monthly sequential improvements in customer traffic followed by a longer chain of declining traffic.

We present you hard data from the last seven years to demonstrate clearly that in nine instances traffic improved sequentially — going from more negative to less negative (and even positive) — during a short period of time, only then to revert to subsequent DECREASES in traffic:

Transitory Sequential Growth in Cracker Barrel’s Customer Traffic
	Oct-04	Nov-04	Dec-04
	(1.3%)	(0.5%)	3.3%

	Jan-05	Feb-05	Mar-05
	(4.5%)	(1.3%)	(0.1%)

	Sep-05	Oct-05	Nov-05	Dec-05	Jan-06
	(6.7%)	(3.7%)	(2.6%)	(2.5%)	0.1%

	Jun-06	Jul-06	Aug-06	Sep-06
	(4.7%)	(3.8%)	(2.7%)	2.6%

	Feb-07	Mar-07	Apr-07
	(2.5%)	(2.4%)	0.3%

	May-07	Jun-07	Jul-07	Aug-07
	(2.4%)	(1.1%)	(0.3%)	1.1%

	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09
	(4.1%)	(3.8%)	(2.8%)	(0.8%)	(0.6%)

	Nov-09	Dec-09	Jan-10
	(2.9%)	(2.6%)	(1.5%)

	Oct-10	Nov-10	Dec-10
	(0.9%)	0.4%	2.8%

Current Period	Aug-11	Sep-11	Oct-11	Nov-11
	(5.2%)	(4.2%)	(2.3%)	(1.0%)
*Source: As Reported in SEC Filings

We believe longer-term trends (not those of three or four months) are the only reliable measure of sustained improvement in underlying fundamentals. Here are the facts over the last seven years.

Cracker Barrel Customer Traffic
	Q1	Q2	Q3	Q4	FY
2005	(0.9%)	(0.9%)	(1.4%)	(0.4%)	(0.9%)
2006	(4.2%)	(1.6%)	(3.3%)	(4.0%)	(3.2%)
2007	0.2%	(0.7%)	(1.4%)	(1.1%)	(0.7%)
2008	(1.1%)	(2.3%)	(3.3%)	(4.5%)	(2.9%)
2009	(6.5%)	(4.6%)	(3.7%)	(3.8%)	(4.6%)
2010	(1.4%)	(2.3%)	(1.6%)	0.1%	(1.2%)
2011	0.5%	(1.5%)	(2.6%)	(4.2%)	(2.0%)
Cummulative					(14.6%)
Source: As Reported in SEC Filings

Bottom line: Cracker Barrel is in need of a turnaround. As Chairman Michael Woodhouse asserted, “[I]n this industry when traffic goes negative, all of the bottom line leverage goes against you as opposed to for you.” Plainly, this proxy contest is a referendum on past operating results and therefore deals with having the right board leadership to present viable ideas that will help turn the business around.  The crux of the matter is who would you rather trust to better the company: the person with experience in restaurant turnarounds, or the person who helped put the company in a position that requires a turnaround?

We believe under current economic conditions, Cracker Barrel can generate traffic increases of 5%.  Furthermore, we believe that by closing the productivity gap — reverting to historic levels in operating income per store — the market value of Cracker Barrel would soar. Thus, our agenda is clear: We are seeking one board seat to help make our expectations become reality. And all shareholders will benefit pari passu.

There is no hidden agenda, there is no disruption, and there is no conflict of interest. The truth is that we want to maximize shareholder value for all. In our view, the Board’s recent changes have largely improved optics but the long-term underlying fundamentals remain challenged. There is no question we have focused the Board and management to take action, but as Glass Lewis has written:

“[W]e believe [Mr. Biglari] would be a good addition to the board based on the following: (i) properly aligned motivations as a result of a large ownership stake; (ii) relevant industry experience, (iii) successful track record of engineering an operational turnaround and generating shareholder value, (iv) new and external views to contribute to board discussions; and (v) credit for some positive changes recently implemented at the Company.”

“We applaud the Company for its recent positive changes, including (i) separating the CEO/chairman roles, (ii) adding three new independent directors, (iii) appointing a new CEO with a detailed strategic plan and increasing financial transparency. Yet problems remain, such as lackluster and still negative customer traffic and sales as well as long-tenured board members who have received significant shareholder opposition at previous meetings.”

“While we expect the board’s recent actions to result in positive changes for shareholders, we believe the changes are, in part, reactions to [Biglari’s] prodding and ultimately, simply too little too late. Therefore, we believe the Company would experience incremental improvements beyond its recent actions if [Mr. Biglari were] elected to the board.”

We feel certain the investment risk will shift if we do not gain a board seat. In our view, how you vote will impact the value of the business and thus the value of every share. We ask for your vote and are placing Biglari Holdings’ reputation on the line that we will take action in the best interests of all stockholders.

By voting the GOLD card you are voting for Biglari.

*   *   *

Notes:

1.	Since Sardar Biglari’s appointment as CEO on August 5, 2008, Biglari Holdings’ share price has increased approximately 150%.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 2: The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com: